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                                                                   EXHIBIT 10.16

                     ORTHODONTIC CENTERS OF LOUISIANA, INC.
                           BUSINESS SERVICES AGREEMENT



         THIS BUSINESS SERVICES AGREEMENT (the "Agreement"), effective October 1, 1996, by and among ORTHODONTIC CENTERS OF LOUISIANA, INC., a Louisiana corporation ("OCS"); JACK P. DEVEREUX, D.D.S., M.S., P.C., a Louisiana professional corporation (the "PC"); and JACK P. DEVEREUX, D.D.S., M.S., a licensed orthodontist (the "Orthodontist") .

                                   I. RECITALS

         1.1 The PC is a professional corporation, duly organized and operating under the applicable laws and regulations of the State of Louisiana.

         1.2 The Orthodontist is an orthodontist duly licensed and practicing under the dental laws and regulations of the State of Louisiana. The Orthodontist owns all of the outstanding shares of capital stock of the PC.

         1.3 The PC owns and operates an orthodontic practice (the "Practice") located at the offices identified in the Office Subleases attached hereto (the "Center").

         1.4 The PC provides orthodontic services to the public through the services of the Orthodontist.

         1.5 OCS is a wholly owned subsidiary of Orthodontic Centers of America, Inc., a Delaware corporation ("OCA"), and has expertise in the provision of business, administrative and financial services to orthodontists, to assist orthodontists in the development and operation of their orthodontic practices.

         1.6 The parties desire to enter into this Agreement to further detail OCS' responsibilities concerning the provision of business, administrative and financial services to the PC, and the PC's and Orthodontist's obligations to OCS.

         1.7 The parties desire that the business arrangements between them provide for the Orthodontist's and PC's sole responsibility for and control over all professional matters and all business aspects of the Practice's operations that constitute the practice of dentistry under the dental laws and regulations of the State of Louisiana.

         NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                         II. OPERATION OF THE PRACTICE--
                                   OCS' DUTIES

         2.1 GENERAL. (a) OCS agrees to provide the PC with the business and administrative support and services, non-orthodontic staffing, offices and equipment, and financial services required by the PC for the day-to-day operations and the growth of the Practice. These services are discussed in more detail in the remainder of this Agreement and in Exhibits A and B attached to this Agreement and incorporated by reference herein. The PC hereby appoints OCS as its sole and exclusive agent for the provision of the services described in this Agreement, and OCS accepts such appointment.

         (b) It is understood, acknowledged and agreed that the Orthodontist operates orthodontic offices in New Orleans and Slidell, Louisiana (the "New Orleans Office" and the "Slidell Offices" respectively), and Picayune, Mississippi (the "Picayune Office"). It is further understood, acknowledged and agreed that, unless the context specifically indicates otherwise, the offices included in this Agreement include the New Orleans Office and the Slidell Office only, that references to the "Practice" in this Agreement include said Louisiana offices only, and that the management of the Picayune Office is provided for in a separate Business Services Agreement, which shall be attached as Exhibit E to this Agreement (the "Picayune Agreement").


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         2.2 LIMITS ON OCS' AUTHORITY. The parties expressly acknowledge that
OCS is not authorized or qualified to engage in any activity that may be deemed or construed to constitute the practice of dentistry under the laws of the State of Louisiana. To the extent that any act or service required of OCS under this Agreement should be construed by a court of competent jurisdiction to represent the practice of dentistry, the requirement to perform that act or service shall be deemed waived and unenforceable and shall not constitute a breach or default by OCS under this Agreement, and the parties shall take the actions contemplated by Section 9.12 hereof.

         2.3 DUTY TO CONSULT. OCS agrees that it will consult with the PC on an ongoing basis, to assure that the services provided by OCS to the PC under this Agreement are commensurate with the PC's assessment of its business and administrative requirements.

         2.4 OFFICES AND EQUIPMENT. The parties understand, acknowledge and agree to the following:

         (a) OCS will enter into a lease or leases for the Center's offices (the "Office Lease(s)"), and sublease the offices to the PC pursuant to an Office Sublease or Subleases, copies of which are attached to this Agreement as Exhibit C and incorporated by reference herein. The parties will enter into a new Office Sublease in the form of Exhibit C, each time that OCS enters into a new Office Lease on behalf of the PC. It is understood and agreed that, initially, the offices initially included in this Agreement will consist of the New Orleans Office and the Slidell Office only, which are located at the addresses specified in the Office Subleases attached. Additional offices in the State of Louisiana may be included in this Agreement by mutual agreement between the PC, the Orthodontist and OCS, pursuant to Section 7.5 of this Agreement. It is agreed that the PC's rentals under the Office Subleases will be an amount equal to OCS's rentals under the corresponding Office Leases. It is acknowledged and agreed that the Slidell Office is located in an office building owned by the Orthodontist, and that OCS will enter into an Office Lease for such building, on mutually acceptable terms, providing for an annual rent of $_____________ and an initial term of ______ years, with ____ options in favor of OCS to renew the term of such Office Lease for an additional term of ________ years.

         (b) OCS will acquire or otherwise arrange for all of the furniture, fixtures and equipment required by the PC for the operation of the Practice (the "Fixed Assets"), and lease them to the PC pursuant to a Fixed Asset Lease in the form attached to this Agreement as Exhibit D and incorporated by reference herein. As OCS acquires new Fixed Assets for the Center, the Fixed Asset Lease will automatically be amended to include said Fixed Assets. The PC's monthly rental for any Fixed Assets acquired from the Orthodontist by OCS of even date herewith will be a nominal amount. The PC's monthly rentals for any new Fixed Assets which may be acquired by OCS on behalf of the PC under this Agreement will be deemed to consist of the loan repayments made by the PC to OCS for the Fixed Assets in question, pursuant to Section 4 of Exhibit B attached hereto. After any such Fixed Asset loans are repaid in full by the PC, the monthly rentals for such Fixed Assets will revert to a nominal amount.

         (c) While OCS may make recommendations to the PC, and the PC has contracted with OCS in part to secure OCS' advice, on such matters, all decisions concerning office locations, office layouts, rental rates, office lease terms, and the acquisition of Fixed Assets for the Center shall require the PC's approval.

         (d) Notwithstanding the fact that the PC will be leasing its offices and the Fixed Assets from OCS, the PC shall have complete control and custody over its offices and the Fixed Assets, commensurate with the control maintained over leased/subleased property by a lessee/sublessee under standard commercial leases/subleases.

         2.5 OFFICE STAFF. The parties understand, acknowledge and agree that OCS will employ and provide the PC with all of the staffing required for the Center's operations, except for the orthodontists (the "Office Staff"). It is further acknowledged and agreed that, while OCS may make recommendations to the PC, and the PC has contracted with OCS in part to secure OCS' advice, on such matters, all decisions concerning staffing levels, staff compensation, the hiring and termination of staff, and like matters shall require the PC's approval.


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         2.6 BILLING AND COLLECTIONS. OCS will provide billing and collections services for all patient services rendered at the Center, provided that all billings and collections will be done in the name of the PC. Pursuant to its performance of the billings and collections function, OCS will take possession of and endorse in the name of the PC all payments from patients, insurance companies and other third party payors, and promptly deposit all such funds in the PC Account discussed in Section 2.7 below. The PC hereby appoints OCS for the term of this Agreement to be its true and lawful attorney-in-fact for the purposes set forth in this section. OCS will prepare and submit financial reports to the PC detailing billings and collections on a monthly basis.

         2.7 BANKING ARRANGEMENTS. All monies collected for the PC by OCS pursuant to Section 2.6 above shall be deposited into an account which shall contain the name of the PC (the "PC Account") with a bank whose deposits are insured with the Federal Deposit Insurance Corporation. OCS shall have signatory authority over the PC Account and will be responsible for making all disbursements from the account. The disbursements shall be limited to payment of the expenses and fees of the PC authorized in Article IV and Exhibit B to this Agreement. OCS shall make all disbursements promptly when payable, and shall account to the PC for all funds disbursed from the PC Account.

         2.8 PAYMENT OF AND REIMBURSEMENT FOR CENTER EXPENSES. It is understood, acknowledged and agreed that OCS will advance the costs and expenses associated with its performance of the business and administrative functions on behalf of the PC provided for in this Agreement (the "Center Expenses"), but that OCS will be reimbursed for these costs and expenses by the PC, pursuant to Article IV and Exhibit B of this Agreement.

         2.9 BOOKKEEPING SERVICES. It is understood, acknowledged and agreed that OCS will be responsible for providing bookkeeping and accounting services for the Practice. OCS represents and agrees that it will perform such services for the Practice in accordance with generally accepted business principals, consistently applied.

                        III. OPERATION OF THE PRACTICE--
                     THE ORTHODONTIST'S AND THE PC'S DUTIES

         3.1 PROFESSIONAL RESPONSIBILITIES. (a) The PC shall have complete and sole responsibility for all professional aspects of the Practice, including without limitation the following:

             (i) The employment of all orthodontists associated with the Center;

             (ii) The rendering of all professional orthodontic services and any dental services incidental thereto;

             (iii) The professional supervision of all orthodontists and Office Staff; and

             (iv) All decisions concerning the scheduling of patients, the types of orthodontic and dental services to be provided to patients and the drugs, supplies and equipment to be used in the rendering of orthodontic services to patients.

         (b) The PC shall require that all orthodontists employed at the Center comply at all times with the applicable dental professional and ethical standards, requirements, laws and regulations of the State of Louisiana and any other applicable state and federal laws and regulations. The PC shall require that each orthodontist employed at the Center attend continuing professional education courses and participate in quality assurance/utilization review programs as required under applicable professional licensing and accreditation laws and programs. In the event that any disciplinary, professional malpractice or other actions are initiated against any orthodontist employed at the Center relating to his or her professional performance, the PC shall immediately inform OCS of the action, and the underlying facts and circumstances. Deficiencies discovered in the performance of any orthodontist employed at the Center shall be reported immediately to OCS, and appropriate steps shall be taken by the PC at once to remedy such deficiencies.

         3.2 CONTROL OF BUSINESS OPERATIONS. Notwithstanding the authority granted to OCS pursuant to Article II of this Agreement, it is expressly acknowledged and agreed by the parties that the PC shall have approval over the following business functions:


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             (i)     The hiring, termination and compensation of the Office
                     Staff;

             (ii) Recruitment, hiring, termination and compensation of orthodontists;

             (iii)   Decisions concerning office locations and layouts; and

             (iv) Marketing, expressly including all policies and decisions relating to pricing, credit, refunds, warranties and to the content and placement of advertising.

         3.3 EMPLOYMENT OF ORTHODONTISTS. The PC and the Orthodontist expressly represent and agree that:

             (i) The Orthodontist will be employed by the PC and provide orthodontic services to the public exclusively through his/her association with the PC;

             (ii) The Orthodontist will devote full time to his/her orthodontic practice at the Center, and maintain an active orthodontic practice at each Center office throughout the term of this Agreement; and

             (iii) All orthodontists who practice at the Center will be duly licensed and certified orthodontic specialists, and will be in good standing under all applicable licensing and laws, regulations and programs.


         3.4 PATIENT RECORDS. The PC will prepare and maintain at the Center accurate, complete and timely records on all services rendered to patients at the Center. All patient records shall be the property and remain under the control and custody of the PC at all times during and after the term of this Agreement. The records shall be prepared and maintained in compliance with all applicable state and federal laws and regulations. Subject to the last sentence of Section 7.4, OCS shall have access to the patient records of the PC only for the limited purposes necessary to perform its duties under this Agreement, and subject to all applicable laws and regulations governing the confidentiality of such records.

         3.5 BUSINESS SYSTEMS. The PC understands, acknowledges and agrees that, in order for OCS to perform the services for which it is responsible under this Agreement, the PC must operate with computer, management information and business systems which meet certain specifications. Accordingly, the PC agrees to utilize computer, management information and business systems recommended or approved by OCS in the operation of the Practice, or, with OCS' prior approval, such other computer, management information or business systems as may be reasonably acceptable for these purposes.

                           IV. FINANCIAL ARRANGEMENTS

         4.1 SERVICE FEE. Each month, the PC will pay a service fee to OCS (the "Monthly Service Fee") that includes:

             (i) Dollar-for-dollar reimbursement of the Center Expenses incurred by OCS for the applicable period. A discussion of Center Expenses is included in Exhibit B attached to this Agreement and incorporated by reference herein;

             (ii) A flat fee of $22.22 per Patient Hour, to cover consulting and other services not charged to the PC as a Center Expense (the "Base Consulting Fee"); and


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             (iii)   A performance fee equal to 50% of the Practice's Net
                     Operating Margin, as discussed in Exhibit B (the "Performance Fee").

         4.2 AGGREGATION OF RESULTS. It is understood, acknowledged and agreed that, for the purposes of the financial calculations called for in this Article IV and Exhibit B attached, including without limitation the determination of the Monthly Service Fees payable by the PC pursuant to Section 4.1 above and Section 1(b) of Exhibit B and the determination of whether any Guarantee Amounts may be payable by the PC to OCS pursuant to Section 1(c) of Exhibit C, the results of the operations of the offices included in this Agreement will be aggregated with the results of the operations of the offices included in the Picayune Agreement.

         4.3 NO DIVIDING OF FEES. The parties mutually acknowledge and agree that the fees provided for in this Agreement in no way represent the division, splitting or other allocation of fees, and do not in any way relate to patient referrals. The parties further acknowledge and agree that the fees provided for in this Agreement represent fair market value for the services to be provided by OCS hereunder.

         4.4 THE PC'S EXPENSES. It is understood, acknowledged and agreed that The PC is solely responsible for the salary, benefits, professional liability insurance and other employee expenses of the Orthodontist and all other orthodontists employed by the PC, as further discussed in Exhibit B.

         4.5 ACCOUNTS RECEIVABLE. On approximately the first business day of each month, OCS shall purchase the accounts receivable of the PC arising from services performed during the previous month, by payment of cash, or other readily available funds into an account of the PC. The consideration for the purchase shall be an amount equal to all fees recorded each month (net of Adjustments) less the Monthly Service Fee. For the purposes of this Section, "Adjustments" shall mean any adjustments to fees for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee.

          4.6 ADDITIONAL OFFICES. In the event the PC opens any additional offices which are covered under this Agreement, the fees payable to OCS pursuant to this Article V shall be determined by aggregating the results of the operations of each additional office with the results of the operations of the existing office or offices.

         4.7 FINANCIAL SUPPORT. OCS will make loans available to the PC to cover the PC's operating costs during the first three years of this Agreement, as provided in Exhibit B attached hereto and incorporated by reference herein.

                           V. INSURANCE AND INDEMNITY

         5.1 INSURANCE TO BE MAINTAINED BY THE PC. The PC covenants and agrees that throughout the term of this Agreement, it will maintain comprehensive professional liability insurance with limits of not less than $500,000 per claim and with aggregate policy limits of not less than $1,000,000 per each orthodontist employed by the PC, and a separate limit for the PC. The PC shall be responsible for all such liabilities in excess of the limits of such policies. OCS agrees to negotiate for and cause premiums to be paid with respect to such insurance. Premiums and deductibles with respect to such policies shall be borne by the PC.

         5.2 INSURANCE TO BE MAINTAINED BY OCS. Throughout the term of this Agreement, OCS will provide and maintain, as a Center Expense, (i) comprehensive professional liability insurance for any professional employees of OCS with limits as determined reasonable by OCS; and (ii) comprehensive general liability and property insurance covering the Center premises, equipment, supplies and operations.

         5.3 TAIL INSURANCE COVERAGE. The PC will cause each orthodontist employed by the PC to agree that upon termination of such orthodontist's employment with the PC for any reason, tail insurance coverage will be purchased by such orthodontist, providing for professional liability and malpractice coverage during the time the orthodontist was employed by the PC.


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         5.4 ADDITIONAL INSUREDS. The PC and OCS agree to use their reasonable efforts to have each other named as an additional insured on the other's respective professional liability insurance programs.

         5.5 INDEMNIFICATION. The PC and Orthodontist shall jointly and severally indemnify, hold harmless and defend OCS and its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical or orthodontic services or the performance of any intentional acts, negligent acts or omissions by the PC and/or the Orthodontist or its or their agents, employees and/or subcontractors (other than OCS) during the term hereof. OCS shall indemnify, hold harmless and defend the PC and Orthodontist and its or their employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by OCS and/or its shareholders, agents, employees and/or subcontractors during the term of this Agreement.

                            VI. TERM AND TERMINATION

         6.1 TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall have a term of 40 years.

         6.2 TERMINATION FOR CAUSE. In the event that OCS, on the one hand, or the PC or the Orthodontist, on the other hand, shall materially default in the performance of any duty, obligation, covenant or agreement imposed upon it or them, or made by it or them, pursuant to this Agreement and such default shall continue for a period of 30 days after written notice thereof has been given to the defaulting party by the non-defaulting party, the non-defaulting party may terminate this Agreement immediately upon written notice to the defaulting party. For the purposes of this Section, any default by the Orthodontist shall be deemed a default by the PC and any default by the PC shall be deemed a default by the Orthodontist.

         6.3 TERMINATION BY REASON OF INSOLVENCY. In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by OCS, except for the filing of a petition in involuntary bankruptcy against a party which is dismissed within 30 days' thereafter, the PC and Orthodontist may give written notice of the immediate termination of this Agreement.

         6.4 TERMINATION WITHOUT CAUSE. Notwithstanding anything contained herein to the contrary, the Orthodontist and the PC have the right to terminate this Agreement without cause at any time after the seventh year of this Agreement upon 90 days' prior written notice to OCS (the "Notice of Intent to Terminate"), subject to the following:

         (a) Prior to termination of this Agreement, the PC and the Orthodontist must sell their interest in the Practice (which for the purposes of this section shall be deemed to include the New Orleans Office, the Slidell Office and the Picayune Office) to another licensed orthodontist who is reasonably acceptable to OCS (the "Successor Orthodontist") and who, as a condition of such sale, agrees to assume the obligations and liabilities (other than the obligations and liabilities under Section 6.6(b)(iii) hereof) of the PC and the Orthodontist under this Agreement for, at a minimum, the remaining balance of the term of this Agreement (a "Sale of the Practice"). OCS and the Orthodontist and PC will use reasonable best efforts to locate and recruit a Successor Orthodontist to enter into a transaction for the Sale of the Practice pursuant to this section. Notwithstanding the foregoing, in the event that, despite the parties' reasonable best efforts, a Successor Orthodontist is not located within two years' of the date of the Notice of Intent to Terminate, the PC and the Orthodontist may nonetheless terminate this Agreement without cause upon written notice to OCS, provided that, in such event, the provisions of Section 6.6(a) and 6.6(b)(i) and (ii), but not Section 6.6(b)(iii), will apply.

         (b) In the event of a Sale of the Practice to a Successor Orthodontist pursuant to Section 6.4(a) above, the Practice's operations must be maintained by the PC and the Orthodontist and the Successor Orthodontist without interruption throughout such transaction. OCS will assist the PC and Orthodontist in recruiting a Successor Orthodontist, if requested by the PC.


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         6.5 TERMINATION BY REASON OF DEATH OR DISABILITY OF ORTHODONTIST. In
the event of the death of the Orthodontist or the inability of the Orthodontist by reason of psychological or physical disability to perform Orthodontist's duties under this Agreement, which such disability continues for more than 90 consecutive days, OCS will use best efforts to recruit a Successor Orthodontist to enter into a Sale of the Practice with the Orthodontist or his/her estate, and to operate the Practice during the interim. OCS will continue such efforts for a minimum of 90 days from the date of the Orthodontist's disability or death, unless OCS agrees to extend such recruitment efforts. This Agreement will terminate upon the earlier of the following: (i) the closing of Sale of the Practice to the Successor Orthodontist, or (ii) either party's written notice to the other (after a minimum of 90 days from the date of the Orthodontist's disability or death) that it does not wish to continue the recruitment efforts for a Successor Orthodontist.

         6.6 CONDITIONS UPON TERMINATION OF THIS AGREEMENT.

         (a) Termination for Any Reason: If this Agreement terminates for any reason, the following conditions shall apply (in addition to the conditions of Subsections 6.6(b) through (f) below, as applicable):

             (i) The PC and the Orthodontist shall promptly return to OCS all proprietary information of OCS then in their possession;

             (ii) OCS shall promptly return to the PC all proprietary information of the PC and/or the Orthodontist then in OCS' possession;

             (iii) The PC and the Orthodontist shall promptly repay OCS all outstanding advances, loans and other amounts owed to OCS, with applicable interest; and

             (iv) OCS shall render a final accounting for monies deposited in, and disbursed from, the PC Account.

         (b) Termination for Cause by OCS: If OCS terminates this Agreement for cause pursuant to Section 6.2, or if the PC and/or the Orthodontist attempt to terminate this Agreement without cause, without complying with the requirements of Section 6.4 above, the following conditions shall apply:

             (i) At OCS' option, the PC and the Orthodontist may be required to assume all debt, contracts, leases, and financial obligations of any kind which OCS has entered into on behalf of or for the benefit of the PC pursuant to this Agreement;

             (ii) At OCS' option, the PC and the Orthodontist may be required to purchase from OCS all of the Fixed Assets which OCS has acquired for the PC and provided the PC pursuant to this Agreement. The purchase price for the Fixed Assets will be equal to their net book value, determined in accordance with generally accepted accounting principles, as shown on the balance sheet of OCS as of the date of termination, less any payments previously made by the PC for the Fixed Assets (the "Fixed Assets' Adjusted Net Book Value"); and

             (iii) The Orthodontist and the PC shall purchase from OCS all intangible assets owned by OCS which are associated with the Center, for a purchase price equal to such assets' net book value as shown on the balance sheet of OCS as of the date of such termination and determined in accordance with GAAP (the "Intangible Assets' Net Book Value").

         (c) Termination for Cause by the PC: If the PC terminates this Agreement for cause pursuant to Section 6.2, or because of OCS' insolvency pursuant to Section 6.3, the following conditions shall apply:


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             (i)     The PC shall have the right, at its option, to assume all
                     debt, contracts, leases, and financial obligations of any kind which OCS has entered into on behalf of or for the benefit of the PC pursuant to this Agreement; and

             (ii) The PC shall have the right to purchase from OCS all of the Fixed Assets which OCS has acquired for the PC pursuant to this Agreement for a purchase price equal to the Fixed Assets' Adjusted Net Book Value;

         (d) Termination Because of Death or Disability. If this Agreement terminates because of the Orthodontist's death or disability pursuant to Section 6.5, the following conditions shall apply:

             (i) If the Orthodontist's death or disability occurs within the first three years of this Agreement and a Sale of the Practice is consummated with a Successor Orthodontist pursuant to Section 6.5 above, the PC and the Orthodontist agree that a portion of the proceeds from the sale, representing the unamortized portion of the Guarantee given by the Orthodontist and the PC in Section 1(c) of Exhibit B (assuming a three year amortization schedule) will be paid to OCS, in fulfillment of said Guarantee.

             (ii) If a Sale of the Practice to a Successor Orthodontist is not consummated, then, at the request of OCS, the following conditions shall apply:

                          (A)      The PC and the Orthodontist (or the
                                   Orthodontist's estate) shall assume all debt, contracts, leases, and financial obligations of any kind which OCS has entered into on behalf of or for the benefit of the PC pursuant to this Agreement; and

                          (B)      The PC and the Orthodontist (or the
                                   Orthodontist's estate) shall purchase from
                                   OCS all of the Fixed Assets which OCS has acquired for the PC and provided to the PC pursuant to this Agreement for a purchase price equal to the Fixed Assets' Adjusted Net Book Value.

         (e) Financing of Sale of Practice. In the event that a Sale of the Practice occurs in connection with the Orthodontist's death, disability or permanent retirement from the practice of dentistry, OCS may, at its option and subject to approval by the executive committee of the Board of Directors of OCA, finance the Sale of the Practice to the purchasing orthodontist, provided that the amounts financed shall bear interest at the Prime Interest Rate, as published from time to time in the Wall Street Journal, plus 1.5% per annum, and shall be repayable in equal installments of principal and interest commencing as of the first day of the first full month following the consummation of such sale and continuing thereafter on the first day of each month over a period of 60 months.

         (f) Survival of Obligations. It is expressly agreed by the parties that the obligations of this Section 6.6 shall survive the termination or expiration of this Agreement.

         6.7 CROSS TERMINATION. It is expressly agreed by the parties that a termination of this Agreement for any reason shall automatically serve to terminate the Picayune Agreement on the same basis, and that a termination of the Picayune Agreement for any reason shall automatically serve to terminate this Agreement on the same basis. It is further agreed that the Picayune Office shall be included in this Agreement for the purposes of determining the parties' obligations pursuant to this Article VI in the event of termination.


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                             VII. MUTUAL AGREEMENTS

         7.1 NON-COMPETE OF OCS. The PC and the Orthodontist acknowledge, understand and agree that OCS' general intent is to develop affiliations with orthodontic offices in the geographic areas which OCS serves at the same level of density as generally guides the development of regional shopping malls and "Home Depot," "Toys 'R Us" and other retail enterprises with a similar development philosophy. Therefore, OCS agrees that, during the term of this Agreement, it will not affiliate with more orthodontic offices, including the Center, in the Slidell, Louisiana Area of Dominant Influence, as defined hereinafter (the "ADI"), than the higher of the total number of "Toys 'R Us" or "The Home Depot" stores or regional shopping malls in the ADI, or such other retail enterprise as designated by OCS in its reasonable discretion. For the purpose of this Agreement, the Slidell, Louisiana Area of Dominant Influence shall mean the primary broadcast area for radio and television broadcasting in the Slidell, Louisiana market, as defined by Nielson Media Research. OCS further agrees that under no circumstances will it enter into an affiliation with any orthodontic offices within a two mile radius of the Center offices.

         7.2 AGREEMENTS OF PC RELATING TO ADVERTISING, RELATED MATTERS. (a) The PC and the Orthodontist jointly acknowledge and agree that pursuant to Section
7.1 of this Agreement, OCS has agreed to restrict the number of other orthodontists it may associate with in the specified area during the term of this Agreement; that in the event of termination of this Agreement, the development by OCS of such business relationships is likely to require a minimum of two years; and that certain business practices engaged in by the PC and Orthodontist during such period of time would seriously impede OCS's ability to develop business relationships with other orthodontists in such area. Accordingly, the PC and the Orthodontist jointly and severally agree that, during the term of this Agreement and for two years following termination for any reason (the "Restricted Period"), except for termination for cause by the PC or termination by the PC as a result of OCS' insolvency, the Orthodontist and PC will not directly or indirectly, in any capacity, participate in, be an investor in or provide any services to any orthodontic practice in the ADI which advertises to the public through printed media, including newspapers and magazines, electronic media (including television, radio and the Internet), outdoor advertising, direct mail or "mailer" advertising, or yellow pages advertising more than a quarter page in size ("Prohibited Advertising Practices"). The PC and the Orthodontist additionally agree that they will not solicit any patients of the PC during the term of this Agreement to patronize any orthodontic practice other than the Practice which is the subject of this Agreement, nor will they solicit any of the Practice staff to work for any other orthodontic practice. OCS expressly acknowledges and agrees that the restrictions of this Section 7.2 shall not prevent the PC or the Orthodontist from participating in any orthodontic practice which does not engage in Prohibited Advertising Practices.

         (b) The PC and the Orthodontist jointly and severally agree that in the event of violation by either of them of the covenants and agreements provided for in Section 7.2(a) above, OCS shall be entitled to reimbursement of its legal expenses and the greater of (i) its actual damages or (ii) $200,000, it being further provided that this Agreement with respect to damages shall in no way disentitle OCS to any other legal or equitable relief or remedies to which it may be entitled.

         (c) If any provisions of this Section 7.2 shall be determined to be invalid or unenforceable, either in whole or in part, this section shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this section in order to render the same valid and enforceable to the fullest extent permissible, as aforesaid. Additionally, the provisions of this section shall be deemed to be valid to the extent of any lesser area or for any lesser duration permitted by law if the area and duration set forth herein is deemed to be too broad by a court of competent jurisdiction. The provisions of this Section shall be construed as an agreement independent of the other provisions of this Agreement. The existence of any claim or cause of action by the PC or the Orthodontist against OCS shall not constitute a defense to the enforcement by OCS of the provisions of this Section 7.2.

         7.3 CONFIDENTIALITY AGREEMENT OF THE PC AND THE ORTHODONTIST. The PC and the Orthodontist jointly and severally acknowledge and agree that all business information and materials provided to them by OCS pursuant to this Agreement shall be considered the property of OCS ("OCS Proprietary Information"), and further agree that they shall not rent, sell, or utilize OCS Proprietary Information in any business activity or for any business purpose other than as required to fulfill their obligations under this Agreement. The PC and the Orthodontist jointly and severally agree, and


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


shall cause their employees, agents and shareholders to agree, that OCS Proprietary Information shall be kept confidential and, unless otherwise required by law, regulation or valid court order, shall not be disclosed to any person except as authorized by OCS in writing. Upon termination of this Agreement, the PC and the Orthodontist jointly and severally agree that they shall promptly return to OCS all OCS Proprietary Information then in their possession. The PC and Orthodontist further expressly agree that, in the event of either of their violation of any of the covenants and agreements contained in this Section, they shall be jointly and severally liable for the damages and subject to the injunctive and other equitable relief provided for in Section 7.2 hereof.

         7.4 CONFIDENTIALITY AGREEMENT OF OCS. OCS acknowledges and agrees that all business information and materials provided to them by the PC and the Orthodontist pursuant to this Agreement shall be considered the property of the PC and the Orthodontist ("PC Proprietary Information"), and further agrees that it shall not rent, sell, or utilize PC Proprietary Information in any business activity or for any business purpose other than as required to fulfill its obligations under this Agreement. OCS further agrees, and shall cause its employees, agents and shareholders to agree, that PC Proprietary Information shall be kept confidential and, unless otherwise required by law, regulation or valid court order, shall not be disclosed to any person except as authorized by the PC in writing. Upon termination of this Agreement, OCS agrees that it shall promptly return to the PC all PC Proprietary Information then in its possession. Notwithstanding the foregoing, it is expressly acknowledged and agreed by the PC and the Orthodontist that, in the event of termination of this Agreement for cause by OCS or termination without cause by the PC or the Orthodontist, the requirements of this Section shall not prohibit OCS or orthodontists associated with OCS from using patient lists and related information of the PC to solicit patients of the PC, or, subject to all applicable laws governing the confidentiality of patient records and the consent of the patients in question, arranging for the transfer of patient records to such other orthodontists.

         7.5 DEVELOPMENT AND OPERATION OF NEW ORTHODONTIC OFFICES. The parties agree that they will consult with each other on the development of new orthodontic offices within the ADI (a "New Office"). If OCS and the PC jointly agree on the development of a New Office, OCS agrees that it will provide the financing for the New Office's start-up costs, including but not limited to working capital needs and the acquisition of Fixed Assets and initial supplies. Any amounts loaned by OCS to the PC to finance Start Up Costs for a New Office will be amortized over a five year period and repaid out of the New Office's profits. The interest charged by OCS to the PC will be equal to 1.5% over the prime interest rate, per annum, as published from time to time in the Wall Street Journal. The PC and the Orthodontist will sign promissory notes for any such loans, with terms reasonably acceptable to OCS, and such promissory notes will be attached as Exhibits to this Agreement. Any New Offices developed by the parties pursuant to this Section 7.5 will be automatically included in this Agreement as a component of the Center, and the parties' responsibilities and obligations in respect to the New Office's operations will be as described in this Agreement.


                          VIII. INDEPENDENT CONTRACTOR

         OCS intends to act and perform as an independent contractor of the PC and the Orthodontist, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. The PC and the Orthodontist will not have any claim under this Agreement, or otherwise, against OCS for vacation pay, sick leave, unemployment insurance, worker's compensation, disability benefits or employee benefits of any kind.

                             IX. GENERAL PROVISIONS

         9.1 ASSIGNMENT. OCS shall have the right to assign this Agreement to Orthodontic Centers of America, Inc. ("OCA") or another wholly-owned subsidiary of OCA. Except as set forth above, neither OCS nor the PC or Orthodontist shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party. Subject to this provision, this Agreement shall be binding upon the parties hereto, and their successors and assigns.

         9.2 WHOLE AGREEMENT; MODIFICATION. The parties agree to amend and restate the terms of this Agreement as set forth herein. This Agreement as set forth herein supercedes and replaces in its entirety any prior agreements between the parties relating to this subject matter hereof. There are no other agreements or understandings between the parties regarding the subject matter of this Agreement and its Exhibits, except for this Agreement and its Exhibits, as set forth herein. This Agreement and its Exhibits shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

         9.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         To PC or
         Orthodontist:             Jack P. Devereux, D.D.S., M.S., P.C.
                                   100 Wycliff Court
                                   Slidell, Louisiana  70461
                                   Facsimile No.: (504) 643-6385
                                   Attention:  Jack P. Devereux, D.D.S., M.S.

         With a copy to:           Sessions & Fishman, L.L.P.
                                   201 St. Charles Avenue, 35th Floor
                                   New Orleans, Louisiana 70170
                                   Facsimile No.: (504) 582-1555
                                   Attention: David H. Bernstein, Esq.

         To OCS:                   Orthodontic Centers of Louisiana, Inc.
                                   3850 North Causeway Blvd., Suite 990
                                   Metairie, Louisiana  70002
                                   Facsimile No.: (504) 834-3663
                                   Attention:  Bartholomew F. Palmisano, Sr.

         With a copy to:           Waller Lansden Dortch & Davis
                                   A Professional Limited Liability Company
                                   511 Union Street, Suite 2100
                                   Nashville, Tennessee  37219
                                   Facsimile No.: (615) 244-6804
                                   Attention:  Theodore W. Lenz, Esq.

         9.4 WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         9.5 GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

         9.6 EVENTS EXCUSING PERFORMANCE. Neither party shall be liable to the other party for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which that party has no control for so long as such events continue, and for a reasonable period of time thereafter.

         9.7 COMPLIANCE WITH APPLICABLE LAWS. Both parties shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of their obligations under this Agreement.

         9.8 SEVERABILITY. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         9.9 ADDITIONAL DOCUMENTS. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         9.10 ATTORNEYS' FEES. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         9.11 CONTRACT MODIFICATIONS FOR PROSPECTIVE LEGAL EVENTS. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel for both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the PC and OCS shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the PC and OCS.

         9.12 REMEDIES CUMULATIVE. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         9.13 LANGUAGE CONSTRUCTION. The language in all parts of this Agreement shall be construed, in all cases, according to its plain meaning, except where the context of this Agreement expressly indicates otherwise, and the parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         9.14 NO OBLIGATION TO THIRD PARTIES. None of the obligations and duties of any party under this Agreement shall in any way or in any manner be deemed to create any obligation to, or any rights in, any person or entity not a party to this Agreement.

         9.15 ENTIRE AGREEMENT/AMENDMENTS. This Agreement supersedes all previous contracts and agreements between the parties respecting the subject matter of this Agreement. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument and shall not be amended, altered or changed except by a written amendment signed by the parties hereto.

         9.16 DISPUTE RESOLUTION. If a dispute arises from or related to this Business Services Agreement or the breach thereof, and the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute in an amicable manner by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved controversy or claim arising from or related to this Agreement or breach thereof shall be settled in accordance with its Commercial Arbitration Rules and judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.


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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                   THE PC:

                                   JACK P. DEVEREUX, D.D.S., M.S., P.C.


                                   By:    /s/ Jack P. Devereux, D.D.S., M.S.
                                          (Signature)

                                          Jack P. Devereux, D.D.S., M.S.
                                          (Printed Name)

                                          President
                                          (Title)


                                   THE ORTHODONTIST:

                                   JACK P. DEVEREUX, D.D.S., M.S.

                                   /s/ Jack P. Devereux, D.D.S., M.S.
                                   (Signature)


                                   OCS:

                                   ORTHODONTIC CENTERS OF LOUISIANA, INC.

                                   By:    /s/ Bartholomew F. Palmisano, Sr.
                                          (Signature)

                                          Bartholomew F. Palmisano, Sr.
                                          (Printed Name)

                                          President
                                          (Title)


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